Exhibit 99.1

Contact:

Helen Rotherham

VP, IR and Communications

(949) 699-4804

THE WET SEAL, INC. APPOINTS DOUGLAS FELDERMAN CHIEF FINANCIAL OFFICER

FOOTHILL RANCH, CA, April 21, 2004 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today announced that Douglas Felderman has been appointed senior vice president and chief financial officer, effective immediately.

“Doug is a seasoned financial manager with a wealth of relevant experience in the specialty retail industry and is an outstanding addition to our company,” said chief executive officer, Peter D. Whitford. “He has a thorough understanding of the challenges of operating in a highly competitive retail environment and the associated financial needs. We look forward to his contribution to our already strong finance and management team as we continue to implement the turnaround of The Wet Seal, Inc.”

Since 1999, Felderman served as chief financial officer of Factory 2-U Stores Inc. and prior to that was chief financial officer of Strouds, Inc., both Nasdaq listed companies. In these roles, he managed a variety of financial responsibilities including treasury, financial planning and analysis, risk management, loss prevention, and SEC and public reporting.

Felderman said: “The Wet Seal has a healthy balance sheet with no debt and strong brand positioning in its target markets. I am pleased to be joining a management team that has a clear focus on the actions required to return this company to profitability and look forward to contributing to the turnaround efforts already underway.”

Felderman takes over the role of chief financial officer from Joe Deckop who has served on an interim basis for the past four months. Deckop continues as executive vice president, central planning & allocation.

“I would like to thank Joe and the entire finance team for their efforts during this interim period. Joe will now focus his attention on global supply chain management, which is one of our five key strategic initiatives for 2004,” said Whitford.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 598 stores in 47 states, the District of Columbia and Puerto Rico, including 476 Wet Seal stores, 99 Arden B. stores and 23 Zutopia stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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